EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Jamie Baird (212) 850-5659

EMCOR GROUP, INC. ANNOUNCES INCREASE IN
SHARE REPURCHASE PROGRAM OF $200 MILLION

- COMPANY ALSO AMENDS AND RESTATES CREDIT AGREEMENT -

NORWALK, CONNECTICUT, March 3, 2020 - EMCOR Group, Inc. (NYSE: EME), a Fortune 500® leader in mechanical and electrical construction, industrial energy infrastructure, and facilities services for a diverse range of businesses, today announced that its Board of Directors has authorized an additional $200 million for the purchase of shares of its outstanding common stock under its share repurchase program.

Such share repurchase authorization is effective immediately and is in addition to the previous authorization of $200 million, which had approximately $158.5 million remaining authorized and available as of December 31, 2019. Since the inception of the program on September 26, 2011 through December 31, 2019, the Company has repurchased 15.9 million shares of its outstanding common stock for approximately $791.5 million under its share repurchase program.

Repurchases under the authorization will be funded by the Company's operations. Shares will be repurchased from time to time on the open market or through privately negotiated transactions at the Company's discretion, subject to market conditions, and in accordance with applicable regulatory requirements. The share repurchase program has no expiration date and does not obligate the Company to acquire any particular amount of common stock and may be suspended, recommenced or discontinued at any time or from time to time without prior notice.

Amended and Restated Credit Agreement

The Company also announced that it had entered into a $1.6 billion credit agreement with a syndicate of banks led by Bank of Montreal, as Agent, and BMO Capital Markets Corp., Bank of America, N.A., JPMorgan Chase Bank, N.A., U.S. Bank National Association, and Citizens Bank, N.A. as joint lead arrangers and joint book runners.

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The credit agreement is comprised of a $1.3 billion revolving credit facility and a $300 million term loan. The credit agreement, which matures in March 2025, amends and restates the Company’s existing $1.3 billion credit agreement. The Company is using the proceeds of the term loan to refinance existing indebtedness, pay transaction fees and fund other general corporate purposes. The revolving credit facility will be used for working capital and other general corporate purposes. The loans under the credit agreement are secured by substantially all the assets of EMCOR and its subsidiaries.

Mark Pompa, Executive Vice President, Chief Financial Officer and Treasurer of EMCOR, stated, “We are pleased to announce the completion of our amended and restated credit agreement which provides incremental liquidity, as well as extends our debt maturities. Most importantly, it provides us with enhanced flexibility to pursue all strategic growth opportunities. We are grateful for the support of our bank syndicate and look forward to our continued long-term relationship.”

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com.

Forward Looking Statements:

This release contains certain forward-looking statements. Any such comments speak only as of this date and EMCOR assumes no obligation to update any such forward-looking statements, unless required by law. These forward-looking statements include statements regarding the potential benefits of the transaction, including those that indicate or imply that EMCOR will retain BKI’s experienced executive and field management teams and broaden and enhance EMCOR’s service offerings. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly, these statements are no guarantee of future performance. Such risks and uncertainties include, but are not limited to, EMCOR’s ability to realize the potential benefits of the transaction, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risk factors associated with EMCOR’s business are also discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2018 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com. Such risk factors should be taken into account in evaluating any forward-looking statements.

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